Exhibit 99.1

KBR Announces the Appointment of Director

HOUSTON – August 19, 2014 – KBR, Inc. (NYSE: KBR) announced today the election of Mr. James Blackwell as a member of the KBR Board of Directors.

Mr. Blackwell announced his plans to retire from Chevron Corporation where he has held numerous positions of increasing responsibility during his 34-year tenure with the company. He began his career as a roustabout with Gulf Oil, which merged with Standard Oil Company of California to form Chevron. Mr. Blackwell worked his way up to Executive Vice President, Technology and Services, with responsibility for a portfolio that included the major capital projects organization for Chevron.

“On behalf of KBR, I am delighted that Jim will join the Board. We are confident that with Jim’s industry experience and knowledge, he will add significant value and insight,” said Mr. Loren Carroll, Chairman of the Board of KBR.

Currently, Mr. Blackwell is a member of the Board of Trustees at St. Mary’s College of California. He previously served on the board of directors of the National Action Council for Minorities in Engineering, Inc. and the board of directors for the National Bureau of Asian Research. He is a member of the CSIS U.S.-China Policy Roundtable and the CSIS U.S.-ASEAN Strategy Commission.

The Mississippi native holds bachelor’s degrees in biology and environmental technology from the University of Southern Mississippi. He subsequently graduated with a master's degree in petroleum engineering from Tulane University.

About KBR
KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Contact:
Investors
Zac Nagle
Vice President, Investor Relations and Communications
713-753-5082
Investors@kbr.com

Media
Richard Goins
Director, Corporate Communications
713-751-9471
Mediarelations@kbr.com
###